Exhibit 28(h)(3)(i)(a) - Amendment to Committed Credit Facility Agreement

April 23, 2010

Midas Family of Funds
11 Hanover Square
New York, NY  10005

Attention:  John F. Ramírez, Vice President

RE:  Seventh Amendment to Committed Secured Leveraging Facility

Ladies and Gentlemen:

Pursuant to an amended and restated loan agreement dated July 18, 2003 (as amended, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available a $10,000,000 committed secured leveraging line of credit (the “Committed Line”) to the Midas Fund, Inc., Midas Special Fund, Inc., Global Income Fund, Inc. and Foxby Corp. (each, a “Borrower”), each a Maryland corporation, as indicated on the Appendix I attached hereto.  Obligations of the Borrowers with respect to loans made pursuant to the Committed Line are evidenced by an amended and restated committed promissory note in the original principal amount of $10,000,000 dated as of April 24, 2009 (the “Note”) and are secured by all Collateral as described in several mutual fund security agreements executed prior to the date hereof between each of the Borrowers, on the one hand, and the Bank, on the other (each, a “Security Agreement”).  Capitalized terms not hereinafter defined shall have the same meanings as described in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof and to otherwise amend the Loan Agreement and related documents as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the Borrowers and the Bank hereby agree as follows:

I.            Amendments to Loan Agreement

1.           Section I.1. of the Loan Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting the following therefor:  “The Committed Line shall expire on April 22, 2011 (the “Expiration Date”), unless extended in the discretion of the Bank or terminated by the Borrowers as provided herein.”

2.           Section I.4 of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor:  “Principal on each outstanding Loan shall bear interest at either (a) a variable rate per annum equal the Overnight Rate plus 1.50%; or (b) the LIBOR Rate plus 1.50% (principal outstanding bearing interest based upon the LIBOR Rate, “LIBOR Rate Loans”; and loans bearing interest based upon the Bank’s Overnight Rate, “Overnight Rate Loans”).”

II.           Condition to Effectiveness

As a condition precedent to the effectiveness of this letter agreement, the Borrowers shall pay to the Bank for their own account a $15,000 non-refundable up-front fee, which fee shall be fully earned by the Bank upon the date of this letter agreement.

  III.           Miscellaneous

1.           Other than as amended hereby, all terms and conditions of each of the Loan Agreement and the other Loan Documents are ratified and affirmed as of the date hereof in order to give effect to the terms thereof.  Without limiting the generality of the foregoing, each of the Borrowers hereby ratifies and affirms its obligations under its respective Security Agreement, and hereby agrees that the pledges and security interests granted by it in the Collateral described therein shall continue to secure its Obligations to the Bank under the Loan Documents, as amended hereby.

2.           Each of the Borrowers represents and warrants to the Bank as follows:  (a) no Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties contained in Section II.2. of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of this letter agreement, the Loan Agreement, as amended hereby, the Note, and each of the other Loan Documents to which it is a party (collectively, the “Amended Documents”):  (i) are, and will be, within such Borrower's power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals, including from any governmental authority, other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the by-laws, certificate or articles of incorporation or organization or other organizational documents of such Borrower or any law, rule or regulation applicable to such Borrower, and (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower; and (d) each of the Amended Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

3.           This letter agreement shall be deemed to be an instrument under seal to be governed by the laws of The Commonwealth of Massachusetts.

4.           This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

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If the foregoing is acceptable to you, please have an authorized officer of each Borrower execute this letter agreement below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST
COMPANY

By: /s/Christopher Ducar
         Christopher Ducar, Vice President

Acknowledged and Accepted:

MIDAS FUND, INC.

By: /s/John F. Ramirez
Name: John F. Ramírez
Title:   Vice President

MIDAS SPECIAL FUND, INC.

By: /s/John F. Ramirez
Name: John F. Ramírez
Title:   Vice President

GLOBAL INCOME FUND, INC.

By: /s/John F. Ramirez
Name: John F. Ramírez
Title:   Vice President

FOXBY CORP.

By: /s/John F. Ramirez
Name: John F. Ramírez
Title:   Vice President

APPENDIX I

Borrower	Investment Adviser
Midas Fund, Inc.	Midas Management Corporation
Midas Special Fund, Inc.	Midas Management Corporation
Global Income Fund, Inc.	CEF Advisers, Inc.
Foxby Corp.	CEF Advisers, Inc.